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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of July 1, 2002, is made and entered into by and between John A. Burchett ("Burchett"), Joyce S. Mizerak ("Mizerak"), George J. Ostendorf ("Ostendorf") and Irma N. Tavares ("Tavares") (Burchett, Mizerak, Ostendorf and Tavares collectively, the "Sellers" and individually, each a "Seller") and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Corporation").

         WHEREAS, the Sellers own, directly, beneficially and of record, 100% of the issued and outstanding shares of common stock of each of HanoverTrade, Inc. (f/k/a HanoverTrade.com, Inc. and referred to herein as "HTC"), Hanover Capital Partners Ltd. ("HCP") and Hanover Capital Partners 2, Inc. ("HCP2") (HTC, HCP and HCP2 collectively, the "Subsidiaries" and individually, each a "Subsidiary"), in the respective amounts and classes set forth opposite their names on the attached Schedule 1 (the shares of issued and outstanding common stock of HTC, HCP and HCP2 listed on Schedule 1 hereto, collectively, the "Shares"); and

         WHEREAS, the Sellers desire to sell the Shares, and the Corporation desires to purchase such Shares, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the agreements, covenants, and representations hereinafter contained, the Sellers and the Corporation intending to be legally bound, hereby agree as follows:

         1.       SALE AND PURCHASE OF THE SHARES.

                  1.1 AGREEMENT TO SELL. Upon the terms and conditions set forth herein, the Sellers shall sell, assign, transfer and deliver the Shares free and clear of all liens, claims, charges, pledges, security interests, pre-emptive rights, rights of first refusal, obligations, encumbrances and restrictions (collectively, "Liens"), to the Corporation at the Closing (as defined in Section 1.3), and the Corporation shall purchase and accept the Shares from the Sellers at the Closing.

                  1.2 PURCHASE PRICE. In consideration of the sale, assignment, transfer and delivery of the Shares to the Corporation by the Sellers, and in reliance on the representations and covenants hereinafter set forth, the Corporation shall pay an aggregate purchase price in the amount of [Four Hundred Seventy-Four Thousand Dollars ($474,000)] (the "Purchase Price"), which shall be divided among the Sellers as set forth on Schedule 1.2 hereto, and which shall be paid at Closing to the Sellers by wire transfer of immediately available funds to the account or accounts set forth on Schedule 1.2 to this Agreement, or by check or some other method as may be mutually agreed upon by the parties to this Agreement, all as set forth on Schedule 1.2 hereto.

                  1.3 CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place on Monday, July 1, 2002 by exchange of this Agreement and all other deliveries contemplated hereby

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executed by the parties via facsimile followed by delivery of such executed documents by overnight delivery; provided that the Closing may take place by such other means or at such other time, date or place as may be mutually agreed upon by the parties to this Agreement in writing.

                  1.4 THE SELLERS' OBLIGATIONS AT CLOSING. At the Closing, each Seller will deliver to the Corporation the following:

                         (a) certificate(s) representing the Shares set forth
opposite such Seller's name on Schedule 1 hereto, accompanied by a Stock Power duly executed in blank and in substantially the form attached hereto as EXHIBIT A; and

                         (b) such other documents and instruments as may be
required to consummate the transactions contemplated hereby.

                  1.5 CORPORATION'S OBLIGATIONS AT CLOSING. At the Closing, the Corporation will deliver to the Sellers the following:

                         (a) the Purchase Price, divided among the Sellers as
set forth on Schedule 1.2 hereto; and

                         (b) such other documents and instruments as may be
required to consummate the transactions contemplated hereby.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, as to himself only and not with respect to any other Seller, represents and warrants to the Corporation that the statements contained in this Section 2 are true and correct as of the date of this Agreement and will be true and correct as of the
Closing:

                  2.1 OWNERSHIP OF THE SUBSIDIARIES. The Shares represent 100% of the issued and outstanding common stock of the Subsidiaries. Other than the Shares and the preferred stock held by the Corporation, no other shares of capital stock, or options, warrants, conversion rights or other securities exercisable or exchangeable for shares of capital stock, of any Subsidiary are outstanding.

                  2.2 TITLE TO THE SHARES. The Seller is the sole beneficial and record owner of the Shares set forth opposite his name on Schedule 1 hereto, and owns such Shares free and clear of any Liens and has and at Closing will have full power and authority to convey such Shares free and clear of any Liens, and upon delivery of payment for the Shares as herein provided, the Seller will convey to the Corporation good title thereto free and clear of any Liens. Other than the Shares set forth opposite his name on Schedule 1 hereto, the Seller does not own any other shares of capital stock of the Subsidiaries (or of any subsidiaries or affiliates thereof), and such Shares represent all of the Seller's right, title and interest in and to the Subsidiaries (and any of their subsidiaries or affiliates).

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                  2.3 CAPACITY; AUTHORITY; BINDING EFFECT. The Seller has the
legal capacity to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which he is a party. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery thereof by the Corporation) constitutes the legal, valid and binding obligation of the Seller, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights and remedies generally and subject to general principles of equity.

                  2.4 BROKERS AND ADVISORS. The Seller has not taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee or like payment.

         3. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation hereby represents and warrants to each Seller that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

                  3.1 ORGANIZATION. The Corporation is a corporation validly existing under the laws of the state of Maryland.

                  3.2 AUTHORITY; BINDING EFFECT. The Corporation has been duly authorized to execute and deliver this Agreement and each other document being executed in connection herewith to which the Corporation is a party. This Agreement has been duly and validly executed and delivered by the Corporation and (assuming the due authorization, execution and delivery thereof by the Sellers) constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights and remedies generally and subject to general principles of equity.

                  3.3 BROKERS AND ADVISORS. The Corporation has not taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee or like payment, except that the Corporation has paid a fee of $20,000 to CastaNet Capital LLC in connection with the valuation of the Subsidiaries for purposes of this Agreement.

         4. COVENANTS OF CORPORATION. The Corporation covenants to the Sellers that, except as otherwise consented to in writing by the Sellers, from and after the date of this Agreement, the Corporation will use its best efforts to cause all of the conditions described in Sections 7.1 and 7.2 of this Agreement to be satisfied.

         5. COVENANTS OF THE SELLERS. Each Seller covenants to the Corporation that, except as otherwise consented to in writing by the Corporation, from and after the date of this Agreement, such Seller will use his best efforts to cause all of the conditions described in Sections 6.1 and 6.2 of this Agreement to be satisfied.

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         6. CONDITIONS TO CORPORATION's OBLIGATIONS. Unless waived by the
Corporation in writing in its sole discretion, all obligations of the Corporation under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                 6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS. The representations and warranties of the Sellers contained in Section 2 of this Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time; all Sellers shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

                 6.2 CLOSING DELIVERIES OF THE SELLERS. All Sellers shall have made the Closing deliveries required pursuant to Section 1.4.

                 6.3 LEGAL MATTERS. No claim, action, suit, arbitration, investigation or other legal or administrative proceeding shall have been brought or threatened which questions the validity or legality of the transactions contemplated hereby. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced which prohibits the transactions contemplated hereby.

         7. CONDITIONS TO THE SELLERS' OBLIGATIONS. Unless waived by the Sellers in writing, all obligations of the Sellers under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Corporation contained in Section 3 of this Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time; the Corporation shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

                 7.2 CLOSING DELIVERIES OF CORPORATION. The Corporation shall have made the Closing deliveries required pursuant to Section 1.5.

                 7.3 LEGAL MATTERS. No claim, action, suit, arbitration, investigation or other legal or administrative proceeding shall have been brought or threatened which questions the validity or legality of the transactions contemplated hereby. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced which prohibits the transactions contemplated hereby.

         8. INDEMNIFICATION.

                 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The

representations, warranties, covenants and agreements of the parties hereto contained in this Agreement, or listed

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or disclosed on any Exhibit or Schedule hereto, shall be deemed material and shall be deemed to have been relied upon by the parties hereto. All of the representations, warranties, covenants, and agreements made by the parties hereto shall survive the execution and delivery of this Agreement and the Closing hereunder until the time on which the applicable statute of limitations has expired or indefinitely if no statute of limitation applies. There shall be no termination of any such representation or warranty as to which any actions, suit, claim, or counterclaim or legal, administrative or arbitration proceeding or investigation has been asserted prior to the termination of such survival period.

                 8.2 INDEMNIFICATION BY THE SELLER. Each Seller shall, severally and not jointly, indemnify, defend, save and hold the Corporation and any of its agents, representatives, successors or assigns, harmless from and after the Closing against and in respect of any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") asserted against, imposed upon, resulting to, required to be paid by, or incurred by the Corporation, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

                          (a) any breach by him of any representation or
warranty contained in this Agreement; or

                          (b) any breach or nonfulfillment of any covenant or
agreement made by him in this Agreement.

                 8.3 INDEMNIFICATION BY CORPORATION. The Corporation shall indemnify, defend, save and hold each Seller and any of his agents, representatives, or heirs harmless from and after the Closing against and in respect of any and all Losses asserted against, imposed upon, resulting to, required to be paid by, or incurred by such Seller, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

                          (a) any breach by the Corporation of any
representation or warranty contained in this Agreement; or

                          (b) any breach or nonfulfillment of any covenant or
agreement made by the Corporation in this Agreement.

                 8.4 NOTICE AND DEFENSE. If at any time the Corporation or any of its agents, representatives, successors or assigns, or any Seller or any of his agents, representatives or heirs (the "Indemnified Party") believes that it has suffered or incurred, or will suffer or incur, or shall receive notice of, any asserted Losses claimed to give rise to indemnification under Section 8.2 or 8.3, the Indemnified Party shall promptly give notice thereof ("Claims Notice") to the indemnifying party (the "Indemnifying Party") of any such Losses. The Claims Notice shall set forth a brief description of the Losses, and, if known or reasonably estimable, the amount of the Losses that have been or may be suffered by the Indemnified Party. The failure of the Indemnified Party to give any notice required by this Section 8.4 shall not affect the Indemnified

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Party's rights under this Section 8 or otherwise except to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

                 8.5 THIRD PARTY CLAIMS. If any Losses relate to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of any such Third Party Claim at the sole cost and expense of the Indemnifying Party through counsel chosen by the Indemnifying Party and approved by the Indemnified Party (which approval shall not be unreasonably withheld); provided, however, that any compromise or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interests and the Indemnified Party shall in all events have a right to veto any compromise or defense that is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnified Party or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnified Party or any of its affiliates and, provided further that the Indemnifying Party shall in all events indemnify the Indemnified Party and its affiliates against any Losses resulting from the manner in which such Third Party Claim is compromised or defended, including any failure to pay any such claim while such litigation is pending. If the Indemnifying Party does so undertake to compromise and defend a claim, the Indemnifying Party shall notify the Indemnified Party of its intention to do so within thirty (30) days after receipt of a Claims Notice. Even if the Indemnifying Party undertakes to compromise or defend a claim, the Indemnified Party shall have the right to defend, compromise or settle any Third Party Claim for which a claim for indemnification has been made hereunder upon notice to the Indemnifying Party and by waiving any right against the Indemnifying Party with respect to such Third Party Claim. Each party agrees in all cases to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.

         9. MISCELLANEOUS.

                 9.1 EXPENSES. Except as otherwise set forth herein, each party to this Agreement shall pay all of its expenses relating hereto, including any income, capital gains, sales, transfer or documentary taxes, and fees and disbursements of its counsel, accountants and financial advisors, whether or not the transactions hereunder are consummated.

                 9.2 NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and shall be addressed:

                           (a)      If to the Corporation:

                                    Hanover Capital Mortgage Holdings, Inc.
                                    379 Thornall Street
                                    Edison, New Jersey 08837
                                    Attn:   General Counsel

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                                    with a copy to:

                                    R.W. Smith, Jr., Esq.
                                    Piper Rudnick LLP
                                    6225 Smith Avenue
                                    Baltimore, Maryland  21209
                                    Telephone:       (410) 580-3000
                                    Telecopy:        (410) 580-3001

                           (b)      If to a Seller:

                                    John A. Burchett
                                    896 Highland Avenue
                                    Westfield, New Jersey 07090

                                    Irma N. Tavares
                                    1260 Lenape Way
                                    Scotch Plains, New Jersey 07076

                                    George J. Ostendorf
                                    506 East Marshall Street
                                    Arlington Heights, Illinois 60004

                                    Joyce S. Mizerak
                                    11 Foxhill Run
                                    Monmouth Junction, New Jersey 08852

         All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or by overnight delivery or delivered personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by like written notice to the others.

         9.3 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the schedules delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

         9.4 GENERAL. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective only

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upon execution by all parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto, except that the Corporation may assign this Agreement to one or more of its subsidiaries or affiliates, provided that the Corporation shall remain primarily liable on this Agreement, notwithstanding any assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

         9.5 CONSULTATION WITH ATTORNEY. Each Seller acknowledges that he has consulted with legal counsel of his choosing regarding the terms of this Agreement before signing it and that in executing this Agreement he has not relied upon any representations or statements by the Corporation or any of its shareholders, agents, representatives, employees, or attorneys regarding the subject matter, basis or effect of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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                  IN WITNESS WHEREOF, the Sellers and the Corporation have
caused this Agreement to be duly executed as of the date first above written.

WITNESS/ATTEST:                          THE SELLERS:

/s/ John F. Lanahan                          /s/ John A. Burchett        [SEAL]
-----------------------------------      -----------------------------
as to John A. Burchett                   John A. Burchett

/s/ John F. Lanahan                          /s/ Irma N. Tavares         [SEAL]
-----------------------------------      -----------------------------
as to Irma N. Tavares                    Irma N. Tavares

/s/ John F. Lanahan                         /s/ Joyce S. Mizerak        [SEAL]
-----------------------------------      -----------------------------
as to Joyce S. Mizerak                   Joyce S. Mizerak

/s/ John F. Lanahan                         /s/ George J. Ostendorf     [SEAL]
-----------------------------------      -----------------------------
as to George J. Ostendorf                George J. Ostendorf

                                         CORPORATION:
                                         HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

/s/ John F. Lanahan                      By:    /s/ John A. Burchett    [SEAL]
-----------------------------------         ----------------------------
John F. Lanahan                          Name:
Assistant Secretary                      Title:



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                             EXHIBITS AND SCHEDULES



EXHIBITS:

         EXHIBIT A          FORM OF STOCK POWER

SCHEDULES:

         SCHEDULE 1         SHARE OWNERSHIP

         SCHEDULE 1.2       ALLOCATION OF PURCHASE PRICE; WIRE TRANSFER
                            INSTRUCTIONS



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